Exhibit 99.1

FOR IMMEDIATE RELEASE
August 22, 2003

For More Information, Contact: Willard "Chuck" Lewis Chief Operating Officer (404) 653-2815

Citizens Bancshares Corporation Announces Second Quarter Earnings; Net Income up 68 Percent

ATLANTA, August 22, 2003—Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the "Company"), the parent company of Citizens Trust Bank (the "CTB"), today announced its second quarter earnings of $0.35 per diluted share for the three month period ended June 30, 2003, as compared to $0.20 per diluted share for the same period in 2002. Second quarter net income increased 68 percent to $719,000 compared to $429,000 during the same period in 2002. Total revenues for the second quarter 2003 increased by $672,000 to $6,415,000 compared to the same period in 2002. For the six month period ended June 30, 2003, the Company's net income increased $573,000 or 76 percent compared to a net income of $750,000 for the same period in 2002. The Company had earnings per diluted share of $0.64 for the six month period ended June 30, 2003 compared to $0.35 per diluted share for the six month period ended June 30, 2002. These increases were primarily due to the acquisition of CFS Bancshares, Inc. in Birmingham, Alabama, by the Company's bank subsidiary on February 28, 2003. In addition, the Company benefited from lower cost of funding its interest bearing deposits during the reported period.

The Company also experienced significant growth in total assets. At June 30, 2003, the Company's total assets increased to $364 million as compared to $279 million on December 31, 2002. This increase was primarily due to the acquisition of CFS Bancshares, Inc. in Birmingham, Alabama.

Citizens Trust Bank has been a partner in the Atlanta community since 1921. The goal from its inception was to promote financial stability and business development, to stress the principle of thrift and to make home ownership possible for more people. The bank currently operates in four separate markets in Georgia and Alabama. With nearly $400 million in assets, the 81-year-old bank maintains its position among the top 3 African American commercial banks nationwide. Through its parent company, Citizens Bancshares Corporation (OTC Bulletin Board: CZBS), CTB offers its common stock on the OTC Bulletin Board under the trading symbol, CZBS. Visit Citizens Trust Bank on the World Wide Web at www.CTBConnect.com.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

SOURCE Citizens Trust Bank